[Letterhead of Pritchett, Siler & Hardy, P.C.]



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the accompanying Registration Statement of Form S-8 for Wizzard Software Corporation, a Colorado Corporation (the "Registrant"), of our report dated January 24, 2003, except for Note 14 as to which the Date is March 31, 2003, relating to the December 31, 2002 financial statements of Wizzard Software Corporation which appears in the Annual Report on Form 10-KSB of Wizzard Software Corporation for the year ended December 31, 2003.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
August 16, 2004